EXHIBIT 99.1

N E W S   R E L E A S E

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife Announces Initiation of Quarterly Cash Dividend

ATLANTA, Aug. 21, 2012 /PRNewswire/ -- CryoLife, Inc. (NYSE: CRY), a leading tissue processing and medical device Company focused on cardiac and vascular surgery, announced today that its Board of Directors has approved the initiation of a quarterly cash dividend of $0.025 per share of common stock outstanding. The initial quarterly cash dividend of $0.025 per share will be paid on September 21, 2012 to all common stockholders of record as of September 14, 2012. The ex-dividend date for the quarterly dividend is September 12, 2012.

Steven G. Anderson, CryoLife's President and Chief Executive Officer, said, "The initiation of a cash dividend reflects our confidence in the Company's financial strength and long-term ability to generate sustained profits and cash flow while also investing in significant new growth opportunities. We are pleased to have the financial flexibility to continue investing in our business while also returning a portion of our profits to our shareholders through this dividend."

Mr. Anderson added, "In addition to the payment of cash dividends, the Company expects to allocate future operating cash flow to our product development pipeline, business development opportunities, and the potential continuation of our common share repurchases. In November 2011, we announced a Board approved expansion of our repurchase program of up to $15 million prior to December 31, 2012. In 2011 we repurchased 593,000 shares at an average price of $4.90 for $2.9 million, and year-to-date in 2012 we have repurchased 626,000 shares at an average price of $5.14 for $3.2 million. We currently have $10.3 million remaining under the current authorization."

CryoLife anticipates paying the quarterly dividends in March, June, September, and December of each year. Based on the number of shares currently outstanding, the Company expects to pay a total annual dividend of approximately $2.7 million. The actual declaration of such future dividends and the establishment of the per share amount, record dates, and payment dates for future dividends are subject to final determination by the Company's Board of Directors, and will be dependent upon future earnings, cash flows, financial requirements, and other factors.

About CryoLife

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S., certain countries in Europa, and Canada. CryoLife's CryoValve® SG pulmonary heart valve, processed using CryoLife's proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves. CryoLife's CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus Arteriosus, and Pulmonary Atresia. CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch. CryoLife's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels. BioGlue is also CE marked in the European Community for use in soft tissue repair and was recently approved in Japan for use in the repair of aortic dissections. Additional marketing approvals for BioGlue have been granted in several other countries throughout the world. CryoLife, through its subsidiary Cardiogenesis Corporation, specializes in the treatment of coronary artery disease for severe angina using a laser console system and single use, fiber-optic handpieces to perform a surgical procedure known as Transmyocardial Revascularization (TMR). In addition, CryoLife's subsidiary Hemosphere, Inc. markets the HeRO® Graft, which is a solution for end-stage renal disease in certain hemodialysis patients. CryoLife distributes PerClot®, an absorbable powder hemostat, in the European Community and other select international countries. CryoLife's BioFoam™ Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include those regarding our initiation of a quarterly cash dividend of $0.025 per share, our financial strength and long-term ability to generate sustained profits and cash flow, while also investing in our development pipeline, business development opportunities, and the potential continuation of our common share repurchases, our anticipated timeline for paying the quarterly cash dividend, and our expected total annual dividend. These risks and uncertainties include that future dividend payments and share repurchase decisions, the amount of cash allocated to these actions, and the timing of them, as well as plans regarding business development opportunities, are subject to change based on management's assessment of the overall needs of our company at the time, and determinations regarding dividends, stock repurchases, and investments in our business will be dependent upon future earnings, cash flows, financial requirements, and various other factors. Our total annual dividend may vary from current expectations based on changes to the number of shares outstanding and management decisions regarding the timing and per share value of any future cash dividends. Our financial strength and long-term ability to generate sustained profits and cash flow are subject to the general risks associated with our business, including without limitation the risk that we won't obtain regulatory approvals when expected or at all, the risk of FDA actions or recalls, potential liability for injuries allegedly caused by our services and products, general regulatory and competition risks, pricing and other pressures resulting from the recent global economic issues, integration risks of recent acquisitions, failure of products in development or recent acquisitions to perform as expected, patent infringement claims against us or actions of others infringing our patents, the potential impact of the recent expiration of our U.S. BioGlue patent and impending BioGlue patent expirations internationally, and the other risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2011 and our Form 10-Q for the quarter ended June 30, 2012. CryoLife does not undertake to update its forward-looking statements.

For additional information about CryoLife, visit CryoLife's website, www.cryolife.com.